INTRICON REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS

Medical and Value Hearing Health Performance Drive Record Quarterly Revenue;

Company Provides Guidance for 2019

ARDEN HILLS, Minn. — February 19, 2019 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its fourth quarter and year ended December 31, 2018.

Recent Highlights:

●	Record quarterly revenue of $30.8 million, a 41.1 percent increase over the prior-year fourth quarter;

●	Gross margin of 30.0 percent, consistent with the comparable prior-year period;

●	Net income per share of $0.09 versus $0.05 in the 2017 fourth quarter;

●	Grew revenue from its largest medical customer by 74.8 percent compared to fourth quarter 2017;

●	Increased indirect-to-end-consumer hearing healthcare revenue by 79.9 percent year over year;

●	Continued buildout of infrastructure to meet future demand;

●	Acquired source code from Soundperience for its Sentibo Smart Brain self-fitting software; and

●	Hired Doug Pletcher as vice president of medical biotelemetry business development.

“Our medical and indirect-to-end-consumer value hearing health businesses continued to drive strong top-line performance, leading to another quarter of record revenue,” said Mark S. Gorder, president and chief executive officer of IntriCon. “I’m pleased with the meaningful progress we made in 2018 towards advancing our key growth initiatives, bolstering our medical leadership team, and expanding our technology.

“I am confident that we are entering 2019 in our strongest position to date. We have the capital to pursue strategic initiatives and a well-developed infrastructure to support our efforts in medical and value hearing health. I believe that we are well positioned in the early stages of

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IntriCon Corporation 2019 Fourth-Quarter Results

February 19, 2019

long-term, sustained growth within our core markets. The diabetes market is experiencing tremendous growth, with continuous glucose monitoring (CGM) a critical component to serving the needs of many diabetics. And as the value-hearing healthcare space emerges, we believe we are at the forefront of providing affordable and accessible solutions to unserved or underserved hearing-impaired Americans.”

Fourth Quarter 2018 Financial Results

For the 2018 fourth quarter, the company reported net revenue of $30.8 million, up 41.1 percent from $21.8 million in the comparable prior-year period. The increase was primarily due to year-over-year revenue gains from the company’s largest medical customer and growth in its value-based indirect-to-end-consumer hearing healthcare business.

Fourth-quarter gross margins were 30.0 percent, consistent with 30.0 percent in the prior-year fourth quarter. Gross margins in the quarter were constrained by costs related to additional infrastructure investments.

Operating expenses for the fourth quarter were $8.2 million, compared to $6.1 million in the comparable prior-year period. The increase stemmed from increased advertising investments at Hearing Help Express (HHE), and support costs related to key initiatives to drive overall business growth.

The company posted net income of $868,000, or $0.09 per diluted share, versus $396,000 or $0.05 per diluted share, for the 2017 fourth quarter.

Full Year 2018 Financial Results

For the full year ended December 31, 2018, the company reported revenue of $116.5 million, up 28.5 percent from $90.6 million in 2017.

Gross margins were 31.9 percent, up from 29.5 percent in 2017. The increase in margin was primarily due to the increased volume throughout 2018.

Operating expenses were $30.0 million, compared to $24.2 million in the prior year. The increase stemmed from increased advertising investments at HHE, and support costs related to key initiatives to drive overall business growth.

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IntriCon Corporation 2019 Fourth-Quarter Results

February 19, 2019

Net income attributable to shareholders was $5.5 million, or $0.64 per diluted share, versus $2.1 million, or $0.28 per diluted share, in 2017.

Guidance for Full Year 2019

The company anticipates 2019 revenue to range between $128 million to $133 million. Gross margins for the 2019 full year are expected to be approximately 30.0 to 31.5 percent. In general, the company anticipates linear revenue growth and gross margin improvement through 2019, however this could be impacted by commercial product launch timing from its largest customer and mix shifts between product lines.

Business Update

Revenue in the company’s medical business increased 64.8 percent in the 2018 fourth quarter over the comparable prior-year period. The gain was primarily driven by the ongoing production of wireless CGM systems for the company’s largest customer. Revenue to this customer increased 74.8 percent in the fourth quarter over the comparable prior year period. The company remains very well positioned with this customer for 2019, providing key system components including CGM systems, sensor assembly and related accessories.

During the year, the company expanded its infrastructure to support anticipated growth from its current medical customers and other new business development efforts. Expansion efforts include a newly leased 37,000-square-foot medical manufacturing and clean room facility in Minnesota, an additional 10,000-square-foot medical assembly space in Singapore, 13 new molding presses and a high-speed printed circuit board assembly line. In addition to these investments, our current customers invested several million dollars in tooling and automation within our facilities. While the company has begun limited production on certain products, it is still working with current medical customers to complete required validation and qualification of several key production lines.

Recently, the company hired Doug Pletcher as Vice President of Medical Business Development. Pletcher has more than 25 years of executive management and business development experience in the medical device industry. In this new role, Pletcher is responsible for sales and marketing of new product platforms into the medical biotelemetry market.

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IntriCon Corporation 2019 Fourth-Quarter Results

February 19, 2019

On the hearing health front, total revenue increased by 10.3 percent over the prior-year fourth quarter, led by the company’s value-based indirect-to-end-consumer business, which posted strong revenue growth of 79.9 percent. This gain was partially offset by a temporary decline in the direct-to-end-consumer channel and expected continued waning in the conventional sales channel.

The company continues to build its value hearing health technology portfolio, with wireless and self-fitting technologies. Last month, the company closed on its acquisition of the Sentibo Smart Brain self-fitting software source code from Soundperience, positioning the company to capitalize on the pending over-the-counter (OTC) hearing aid regulation. Sentibo Smart Brain self-fitting software is designed to improve both channel productivity and the quality of first-time fittings, resulting in lower prices, greater access and increased customer satisfaction.

Conference Call

The company will hold a conference call today, Tuesday, February 19, 2019, beginning at 4 p.m. CT. To join the conference call, dial: 1-855-719-5012 and provide the conference ID number 7881455 to the operator. To access the replay, dial 1-888-203-1112 and enter passcode 7881455.

About IntriCon Corporation

Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better-connected devices. IntriCon has facilities in the United States, Asia, the United Kingdom and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology, including estimates of future results,

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IntriCon Corporation 2019 Fourth-Quarter Results

February 19, 2019

are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2017. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Investor Contact

Lynn Pieper Lewis or Leigh Salvo

(415) 937-5404

investorrelations@intricon.com

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IntriCon Corporation 2019 Fourth-Quarter Results

February 19, 2019

INTRICON CORPORATION

MARKET REVENUE

(Unaudited)

	FOURTH QUARTER			YEAR TO DATE
($ in 000's)	2018	2017	Growth	2018	2017	Growth

Medical	$20,158	$12,232	64.8%	$75,645	$53,452	41.5%
Diabetes	17,666	10,104	74.8%	65,197	43,365	50.3%
Other Medical	2,492	2,128	17.1%	10,448	10,087	3.6%

Hearing Health	8,761	7,943	10.3%	33,578	31,019	8.2%
Value Based Direct-to-End-Consumer	1,525	1,904	-19.9%	6,858	6,492	5.6%
Value Based Indirect-to-End-Consumer	3,681	2,046	79.9%	11,949	7,908	51.1%
Legacy OEM	3,555	3,993	-11.0%	14,771	16,619	-11.1%

Professional Audio Communications	1,886	1,662	13.5%	7,239	6,166	17.4%

Total	$30,805	$21,837	41.1%	$116,462	$90,637	28.5%

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IntriCon Corporation 2019 Fourth-Quarter Results

February 19, 2019

INTRICON CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017
		(as adjusted)		(as adjusted)

Revenue, net	$30,805	$21,837	$116,462	$90,637
Cost of sales	21,568	15,290	79,299	63,890
Gross profit	9,237	6,547	37,163	26,747

Operating expenses:
Sales and marketing	3,640	2,590	12,369	9,447
General and administrative	3,575	2,378	13,009	10,339
Research and development	978	1,146	4,671	4,458
Total operating expenses	8,193	6,114	30,049	24,244
Operating income	1,044	433	7,114	2,503

Interest (income) expense, net	139	(168)	(314)	(716)
Other expense	(189)	(39)	(769)	(367)
Income from continuing operations before income taxes and discontinued operations	994	226	6,031	1,420

Income tax expense (benefit)	126	(157)	484	8
Income before discontinued operations	868	383	5,547	1,412
Loss on sale of discontinued operations, net of income taxes	-	-	-	(164)
Loss from discontinued operations, net of income taxes	-	-	-	(128)
Net Income	868	383	5,547	1,120
Less: Loss allocated to non-controlling interest	-	(13)	-	(938)
Net Income attributable to shareholders	$868	$396	$5,547	$2,058

Basic income (loss) per share attributable to shareholders:
Continuing operations	$0.10	$0.06	$0.73	$0.34
Discontinued operations	-	-	-	(0.04)
Net income per share:	$0.10	$0.06	$0.73	$0.30

Diluted income (loss) per share attributable to shareholders:
Continuing operations	$0.09	$0.05	$0.64	$0.32
Discontinued operations	-	-	-	(0.04)
Net income per share:	$0.09	$0.05	$0.64	$0.28

Average shares outstanding:
Basic	8,647	6,883	7,599	6,852
Diluted	9,439	7,646	8,630	7,307

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IntriCon Corporation 2019 Fourth-Quarter Results

February 19, 2019

INTRICON CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEET

(Unaudited)

	December 31,	December 31,
	2018	2017
		(as adjusted)

Current assets:
Cash, cash equivalents and restricted cash	$8,047	$1,017
Available for sale securities	38,093	-
Accounts receivable, less allowance for doubtful accounts of $807 at December 31, 2018 and $332 at December 31, 2017	11,479	9,052
Inventories	18,981	13,708
Contract assets	5,624	2,979
Other current assets	2,320	1,544
Total current assets	84,544	28,300

Machinery and equipment	37,161	40,124
Less: Accumulated depreciation	25,429	32,949
Net machinery and equipment	11,732	7,175

Goodwill	10,808	10,808
Intangible assets	2,585	2,740
Investment in partnerships	2,091	1,616
Other assets, net	3,488	3,835
Total assets	$115,248	$54,474

Current liabilities:
Current maturities of long-term debt	$-	$2,040
Accounts payable	13,191	10,423
Accrued salaries, wages and commissions	4,409	3,113
Other accrued liabilities	4,014	3,739
Total current liabilities	21,614	19,315

Long-term debt, less current maturities	-	9,321
Other postretirement benefit obligations	377	455
Accrued pension liabilities	739	772
Other long-term liabilities	544	3,172
Total liabilities	23,274	33,035
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 8,664 and 6,900 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	8,664	6,900
Additional paid-in capital	84,999	21,581
Accumulated deficit	(509)	(6,056)
Accumulated other comprehensive loss	(927)	(733)
Total shareholders' equity	92,227	21,692
Non-controlling interest	(253)	(253)
Total equity	91,974	21,439
Total liabilities and equity	$115,248	$54,474

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